FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES APPOINTMENT OF INDEPENDENT DIRECTOR TO BOARD AND AUDIT COMMITTEE AND REGAINS FULL COMPLIANCE WITH NASDAQ MARKET LISTING STANDARDS

January 17, 2017 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX; OTCQB: SXPLW), or SAE, today announced that Michael J. Faust has been appointed to serve on its board of directors. SAE further announced, that as a result of the election of Mr. Faust, his appointment to serve on the company’s audit committee, and the board of directors’ determination that he is an independent director, it has received formal notification from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that the company has regained full compliance with the audit committee requirement for continued listing on Nasdaq.
Michael Faust has 34 years of industry, financial and leadership experience within the oil and gas sector, including diverse geological, geophysical and technical reservoir experience spanning many different basins and formations throughout the world. Prior to joining SAE’s board, Mr. Faust was the Vice President of Exploration and Land at ConocoPhillips Alaska, Inc., where he oversaw and managed the company’s exploration organization and strategy in Alaska. After joining Arco Alaska, Inc. in 1997, Mr. Faust held multiple senior positions up to and following Phillips Petroleum Co.’s acquisition of Arco Alaska, Inc. in 2000 and the subsequent merger between Phillips and Conoco Inc., which created ConocoPhillips Alaska, Inc. in 2002. These positions of increasing responsibility included Chief Geophysicist, Development Geoscience Manager, Technology and Operations Manager, and Offshore Exploration Manager, among others. In 2008, Mr. Faust was appointed Vice President of Exploration and Land at ConocoPhillips Canada Ltd. Prior to Arco Alaska, Inc., Mr. Faust also held various positions with Exxon Exploration Company and Esso Norge A.S. after beginning his career with Exxon Co. USA in 1983. Mr. Faust earned his Master of Arts degree in Geophysics from the University of Texas at Austin in 1984, after receiving his Bachelor of Science degree in Geology from the University of Washington in 1981. Mr. Faust is a Certified Petroleum Geologist and a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists, and served as the President of the Geophysical Society of Alaska from 2001 to 2002.
On August 3, 2016, Nasdaq staff notified the company that its common stock had failed to meet the audit committee requirements under Listing Rule 5605(c)(2). At the time, SAE had only two directors that satisfied the independence requirement of that rule. However, following the appointment of Mr. Faust to the company’s board of directors, his appointment to serve on the company’s audit committee, and determination that he was an independent director, SAE now has three independent directors that serve on its audit committee. SAE has submitted to Nasdaq documentation, including biographies and other information, evidencing compliance with the rule. As a result, Nasdaq staff has determined that the company now meets the audit committee composition and independence requirements. Accordingly, the company has regained compliance with Listing Rule 5605(c)(2) and this matter is now closed. SAE is no longer deficient on any of the requirements under its listing standard with Nasdaq.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes

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major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Form 10-Q filed on November 4, 2016, for the period ended September 30, 2016. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4409
rabney@saexploration.com

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